Exhibit 99.2

Shiloh Industries, Inc. Withdraws FY2020 Outlook Due to COVID-19 Uncertainty

VALLEY CITY, OHIO, May 8, 2020 (BUSINESS WIRE) - Shiloh Industries, Inc. (NASDAQ: SHLO), an environmentally focused global supplier of lightweighting, noise and vibration solutions, announced today that it is withdrawing its fiscal year 2020 guidance provided on December 19, 2019 due to the economic uncertainty caused by the COVID-19 pandemic.

Shiloh will provide a business update and a more detailed analysis of how it has been impacted by the COVID-19 pandemic in conjunction with its next earnings report.

"The effects of the coronavirus pandemic are impacting companies worldwide, and the health and safety of our employees is our top priority," said Lillian Etzkorn, senior vice president and CFO. “We continue to respond to the changing environment with decisive action across our organization.  While we cannot determine the full extent of the COVID-19 impact on our business, we are continuing to support our customers and taking prudent steps to ensure the safe restart of production, while protecting our business for the long term.”

Investor Contact:

For inquiries, please contact our Investor Relations department at 1-646-378-2986 or at investors@shiloh.com.

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About Shiloh Industries, Inc.

Shiloh Industries, Inc. (NASDAQ: SHLO) is a global innovative solutions provider focusing on lightweighting technologies that provide environmental and safety benefits to the mobility market. Shiloh designs and manufactures products within body structure, chassis and propulsion systems. Shiloh’s multi-component, multi-material solutions are comprised of a variety of alloys in aluminum, magnesium and steel grades, along with its proprietary line of noise and vibration reducing ShilohCore® acoustic laminate products.  The strategic BlankLight®, CastLight® and StampLight® brands combine to maximize lightweighting solutions without compromising safety or performance. Shiloh has

Exhibit 99.2

approximately 3,600 dedicated employees with operations, sales and technical centers throughout Asia, Europe and North America.

Forward-Looking Statements

Certain statements made by Shiloh in this press release regarding our operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future expectations regarding Shiloh’s business or future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements due to a variety of factors, including (1) our ability to accomplish our strategic objectives; (2) our ability to obtain future sales; (3) changes in worldwide economic and political conditions, including adverse effects from COVID-19, terrorism or related hostilities; (4) costs related to legal and administrative matters; (5) our ability to realize cost savings expected to offset price concessions; (6) our ability to successfully integrate acquired businesses, including businesses located outside of the United States; (7) risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the lack of acceptance of our products; (8) inefficiencies related to production and product launches that are greater than anticipated; (9) changes in technology and technological risks; (10) work stoppages and strikes at our facilities and that of our customers or suppliers; (11) our dependence on the automotive and heavy truck industries, which are highly cyclical; (12) the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions affecting car and light truck production; (13) regulations and policies regarding international trade; (14) financial and business downturns of our customers or vendors, including any production cutbacks or bankruptcies; (15) increases in the price of, or limitations on the availability of aluminum, magnesium or steel, our primary raw materials, or decreases in the price of scrap steel; (16) the successful launch and consumer acceptance of new vehicles for which we supply parts; (17) the impact on financial statements of any known or unknown accounting errors or irregularities; and the magnitude of any adjustments in restated financial statements of our operating results; (18) the occurrence of any event or condition that may be deemed a material adverse effect under agreements related to our outstanding indebtedness or a decrease in customer demand which could cause a covenant default under agreements related to our outstanding indebtedness; (19) increases in pension plan funding requirements; (20) our ability to derive a substantial portion of our sales from large customers; (21) the potential adverse effect of the COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company and its customers, the automotive market and the global economy and financial markets, (22) a successful transition of the chief executive officer position to a qualified and effective full-time chief executive officer; and (23) other factors besides those listed here could also materially affect our business. See "Part I, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended October 31, 2019 and “Part II, Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended January 31, 2020 for a more complete discussion of these risks and uncertainties. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this Press Release. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of filing this Press Release. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents we file from time to time with the SEC.